Exhibit 99.2

Tweeter Home Entertainment Group Corrects Expectations for Its Second Fiscal Quarter Ending March 31, 2004

CANTON, MA, April 6, 2004 – Earlier today Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results and expected earnings for its second fiscal quarter ended March 31, 2004.

The press release issued earlier today with an expected loss for the March 2004 quarter of $(0.05) to $(0.08) was excluding the non-cash charge for warrants issued to RetailMasters in January 2004, which was discussed in a release on January 27, 2004, and more fully discussed in our proxy statement. The valuation charge for these warrants is approximately $5.1 million, before tax.

The company plans to release earnings for the quarter on Tuesday, April 27, 2004 at 8:00am EDT. There will be a conference call to discuss the release at 10:30am EDT that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00am on Tuesday, April 27, 2004. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Monday, May 3, 2004 at 5:00pm.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com.

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For further information, contact Kate MacKinnon at (781) 830-3324; fax (781) 830-3223 or email at kmackinnon@twtr.com.

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Certain statements and projections contained in this press release, including, without limitation, statements containing the words “expects,” “plans,” “anticipates,” “believes,” or words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks associated with the accuracy of projected loss per share for the March 2004 quarter and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and projections.